SUPPLEMENT TO OFFER TO EXCHANGE                        Exhibit 99.(a)(8)


                         FIRSTCITY FINANCIAL CORPORATION

                                OFFER TO EXCHANGE


      This Supplement (the "Supplement") supplements the Offer to Exchange dated June 18, 1997 (the "Offering Circular") with respect to the offer (the "Exchange Offer") by FirstCity Financial Corporation ("FirstCity" or the "Company") to exchange each share of its outstanding Special Preferred Stock, $.01 par value per share ("Special Preferred Stock"), for one share of the Company's New Preferred Stock, $.01 par value per share ("New Preferred Stock"). This Supplement should be read in conjunction with the Offering Circular. Capitalized terms used but not defined herein have the meanings assigned to them in the Offering Circular.

      The purpose of this Supplement is to (1) extend the expiration date of the Exchange Offer and (2) waive the Minimum Tender Condition. The Exchange Offer has been extended to 5:00 p.m., New York City time on August 4, 1997, unless further extended (the "Expiration Date"). The Minimum Tender Condition has been waived so that the Exchange Offer is no longer conditioned upon a minimum number of shares of Special Preferred Stock being validly tendered and not withdrawn prior to the Expiration Date. EXCEPT AS SET FORTH HEREIN, THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER REMAIN AS SET FORTH IN THE OFFERING CIRCULAR.

NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION. THE COMMISSION HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                               ----------

      THE EXCHANGE OFFER HAS BEEN EXTENDED TO 5:00 P.M., NEW YORK CITY TIME ON AUGUST 4, 1997 (THE "EXPIRATION DATE"). TENDERS OF SPECIAL PREFERRED STOCK MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.
                               ----------

              THE DATE OF THIS SUPPLEMENT IS JULY 25, 1997.



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
                        AMENDMENTS TO THE EXCHANGE OFFER

      The following sections of the Offering Circular have been modified as described below. Except as set forth below and elsewhere in this Supplement, the terms and conditions of the Exchange Offer remain as stated in the Offering Circular.

SUMMARY--THE EXCHANGE OFFER

      This section has been amended by changing the last sentence thereof to read, in its entirety, as follows:

      The Exchange Offer is not conditioned upon any minimum number of shares of Special Preferred Stock being validly tendered and not withdrawn prior to August 4, 1997 (the "Expiration Date").

SUMMARY--CONDITIONS TO THE EXCHANGE OFFER

      This section has been amended by changing first sentence thereof to read, in its entirety, as follows:

      The obligation of the Company to consummate the Exchange Offer is subject to certain conditions as described in this Exchange Offer, including, among others, the requirement that there shall not have occurred any change or development involving a prospective change in or affecting the business or financial affairs of the Company which, in the sole judgment of the board of directors of the Company (the "Board of Directors"), would or might prohibit, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits to the Company of the Exchange Offer.

RISK FACTORS--RECENT DEVELOPMENTS

      This section has been amended by changing the third paragraph thereof to read, in its entirety, as follows:

            In identifying Harbor as a prospective strategic partner with which to merge, FirstCity was attracted to the combination of Harbor's origination and servicing operations as well as the management strengths exhibited by the senior management team of Harbor. The Harbor Merger was consummated on July 1, 1997. Pursuant to the terms of the agreement, FirstCity issued 1,580,986 shares of its common stock in exchange for 100% of the outstanding capital stock of Harbor. The transaction was approved by the shareholders of both companies. The Harbor Merger was treated as a pooling of interests, and Harbor is now operating as a wholly owned subsidiary of FirstCity.

THE EXCHANGE OFFER--GENERAL

      This section has been amended by changing the third sentence thereof to read, in its entirety, as follows:

      The consummation of the Exchange Offer is not conditioned upon a minimum number of shares of Special Preferred Stock being validly tendered and not withdrawn prior to the Expiration Date.



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
THE EXCHANGE OFFER--CONDITIONS

      This section has been amended by changing the first sentence of the first paragraph thereof to read, in its entirety, as follows:

      The obligation of the Company to consummate the Exchange Offer is subject to certain conditions, including, among others, the requirement that there shall not have occurred any change or development involving a prospective change in or affecting the business or financial affairs of the Company which, in the sole judgment of the Board of Directors, would or might prohibit, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits to the Company of the Exchange Offer.

THE EXCHANGE OFFER--EXPIRATION; EXTENSION; TERMINATION; AMENDMENT

      This section has been amended by changing the first sentence of the first paragraph thereof to read, in its entirety, as follows:

            The Exchange Offer will expire at 5:00 p.m., New York City time, on Monday, August 4, 1997 (the "Expiration Date").



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
CAPITALIZATION

      This section has been amended to read, in its entirety, as follows:

      The following table sets forth the total capitalization of the Company (giving pro forma effect to the merger of Harbor) (i) as of March 31, 1997, (ii) pro forma to reflect the conversion of 1,000,000 of Special Preferred Stock into New Preferred Stock and (iii) pro forma to reflect the conversion of all the outstanding shares of Special Preferred Stock (2,106,456 as of March 31, 1997) into New Preferred Stock. The pro forma information should be read in conjunction with the historical financial statements of FirstCity and the related notes thereto. The pro forma information is not necessarily indicative of the results of operations or financial position that would have resulted had the proposed conversion of special preferred stock been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations of future periods or future combined financial position.

                                                             AS OF MARCH 31, 1997
                                                 (Amounts in thousands except per share data)

                                                                 Pro forma
                                                                    with      Pro forma
                                                                  1,000,000    with all
                                                                    shares      shares
                                                        Actual   converting   converting
                                                     ----------- ----------  -----------
Liabilities:
   Notes payable                                     $   337,919 $  337,919  $   337,919
                                                     ----------- ----------  -----------
Special preferred stock, including
   dividends of $1,659, $871 and $0,
   respectively (nominal stated value of
   $21 per share; 2,500,000 shares
   authorized; issued and outstanding:
   2,106,456 and 1,106,456 respectively)                  45,894     24,106          --

Optional preferred stock, including
   dividends of $0, $788 and $1,659,
   respectively (par value $.01 per share;
   100,000,000 shares authorized; 0,
   1,000,000 and 2,106,456 shares
   issued and outstanding, respectively)                    --       21,788       45,894

Shareholders' equity:
   Paid in capital                                        30,169     30,169       30,169
   Retained earnings                                      62,220     62,220       62,220
   Common stock (par value $.01 per
     share; 100,000,000 shares
     authorized; issued and
     outstanding: 4,935,743)                                  65         65           65
                                                     ----------- ----------  -----------

   Total shareholders' equity:                            92,454     92,454       92,454
                                                     ----------- ----------  -----------

   Total capitalization:                            $    476,267 $  476,267  $   476,267
                                                    ============ ==========  ===========







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
MARKET INFORMATION--MARKET PRICES

      This section has been amended to restate the information regarding the high and low sale prices of Special Preferred Stock during 1997 to read, in its entirety, as follows:




                                                                      DIVIDENDS
QUARTER ENDED                        HIGH             LOW               PAID
-------------                        ----             ---               ----

1997

      March 31.................      23.88           22.88               .79

      Second Quarter...........      24.38           22.88               .79

      Third Quarter (through
      July 24, 1997)...........      22.75           22.38               .79


      On July 24, 1997, the last full day of trading prior to the public announcement of the extension and modification of the Exchange Offer, the closing per share sale price of Special Preferred Stock as reported in NASDAQ was $22.38 per share of Special Preferred Stock.

                         LETTERS OF TRANSMITTAL

      The Company has updated its Letter of Transmittal, which is being distributed herewith. The Company has not updated other documents previously distributed in connection with the Exchange Offer. Holders of Special Preferred Stock may use the updated Letter of Transmittal or the originally distributed Letter of Transmittal and other documents, as appropriate, to tender their shares of Special Preferred Stock for exchange. All such documents shall be deemed to have been amended, as appropriate, by this Supplement. If needed, assistance or additional copies of such documents or the Offering Circular can be obtained by making a request to the Company at the following address:

      1021 Main, Suite 250
      Houston, Texas  77002
      Attention: Suzy Taylor, Vice President-Investor Relations
      (713) 652-1810

      American Stock Transfer & Trust Company has been appointed Exchange Agent for the Exchange Offer. All deliveries and correspondence sent to the Exchange Agent should be directed to the following address:

      40 Wall Street, 46th Floor
      New York, New York  10005



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